Exhibit 99.1

Press contacts:
David Joseph

Audible Inc.
(973) 837-2824
djoseph@audible.com

AUDIBLE NAMES GLENN ROGERS CHIEF OPERATING OFFICER

Wayne, NJ, and Washington, DC, June 14, 2005 - Audible, Inc. (NASDAQ: ADBL, www.audible.com), the leading provider of digitally delivered spoken audio, today announced that it has named Glenn M. Rogers chief operating officer.

Mr. Rogers, who was recently founder and managing director of Silverback Group, LLC, a management consultant firm to small businesses, brings more than thirty years of strategic and operating leadership to Audible during a key period of significant growth.

Prior to Silverback, Mr. Rogers spent thirty years at the Public Service Enterprise Group (PSEG), where he served as vice president of Information Technology, managing a business unit consisting of 500 professionals and an annual operating budget of more than $200 million. Prior to his election as vice president at PSEG, Glenn held the position of general manager, Corporate Development, where he directed the financial planning, budgeting, and business strategy functions of the company.

As Audible’s growth continues to accelerate, Mr. Rogers responsibilities will range from managing the day-to-day operations of the company to installing the appropriate business systems and processes that will ensure the continued scalability and delivery of best-in-class service to Audible customers. Mr. Rogers will also work closely with the CEO to advance and implement Audible’s long-term strategic plan.

"Glenn’s proven operational and strategic leadership could not have come at a better time, as Audible continues to see incredibly rapid growth in an environment of expanding opportunity,” said Donald Katz, chairman and CEO of Audible Inc. "His ability to help facilitate this growth through strategic focus and process and systems implementation will prove invaluable to our organization."

"I am delighted to be joining such a talented team of entrepreneurs and go-getters," said Mr. Rogers. "Having been a happy AudibleListener® for some time, I understand the value of Audible’s unique product and powerful customer experience. Working with this team to now take this experience to yet another groundbreaking level is a challenge I very much look forward to."

Rogers received his B.E. in Electrical Engineering and MBA from New York University and has completed the Program for Management Development (PMD) at Harvard Graduate School of Business Administration.

About Audible Inc.:
Audible® (www.audible.com®) is the Internet's leading premium spoken-audio source. Content from Audible is downloaded and played back on personal computers, CDs, or AudibleReady® computer-based mobile devices. Audible has more than 70,000 hours of audio programs from more than 220 content partners that include leading audiobook publishers, broadcasters, entertainers, magazine and newspaper publishers, and business information providers. Audible.com is Amazon.com's and the Apple iTunes Music Store's preeminent provider of spoken-word products for downloading or streaming via the Web. Additionally, the Company is strategically aligned with Random House, Inc. in the first-ever imprint to produce spoken-word content specifically suited for digital distribution, Random House Audible. Among the Company's key business relationships are Apple Corp., Hewlett-Packard Company, Microsoft Corporation, palmOne, Inc., XM Satellite Radio, Harlequin Enterprises Limited, Pearson, Creative Labs, PhatNoise Inc., Rio Audio, Sony Electronics, and Texas Instruments Inc.

Audible, www.audible.com, AudibleListener, and AudibleReady are registered trademarks of Audible, Inc. and all are part of the family of Audible, Inc. trademarks.

Other product or service names mentioned herein are the trademarks of their respective owners.

This press release contains information about Audible, Inc. that is not historical fact and may be deemed to contain forward-looking statements about the company. Actual results may differ materially from those anticipated in any forward-looking statements as a result of certain risks and uncertainties, including, without limitation, Audible's limited operating history, history of losses, uncertain market for its services, and its inability to license or produce compelling audio content and other risks and uncertainties detailed in the company's Securities and Exchange Commission filings.